UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 30, 2008
(Date of earliest event reported)

Motorola, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-7221 (Commission File Number)	36-1115800 (IRS Employer Identification No.)

1303 East Algonquin Road
Schaumburg, Illinois (Address of principal executive offices)	60196 (Zip Code)
(847) 576-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Compensatory Arrangements with Gregory Q. Brown
     On January 31, 2008, the Compensation and Leadership Committee (the “Committee”) of the Board of Directors (the “Board”) of Motorola, Inc. (the “Company”), with the concurrence of the independent directors of the Board, approved the following amendments to compensatory arrangements covering Gregory Q. Brown in connection with his promotion effective January 1, 2008 to President and Chief Executive Officer of the Company:
1.	Effective as of January 1, 2008, an increase in Mr. Brown’s base salary from $950,000 to $1,200,000;
2.	The establishment of Mr. Brown’s target award for calendar year 2008 under a 2008 cash-based, pay-for-performance annual incentive plan to be established by the Company with a target payout at 220% of his eligible earnings;
3.	The establishment of Mr. Brown’s target award for an additional cash-based pay-for-performance annual incentive award to be established by the Company for calendar year 2008 with a target payout at 130% of his eligible earnings;
4.	Effective as of January 1, 2008, an adjustment to Mr. Brown’s target award under the Motorola Long Range Incentive Plan of 2006 (the “LRIP”) (for the 2006-2008 and 2007-2009 performance cycles). Mr. Brown’s target award for the portion of the 2006-2008 and the 2007-2009 performance cycles beginning January 1, 2008 and ending December 31, 2008 and December 31, 2009, respectively, under the LRIP was increased from 220% to 250% of his base pay rate in effect at the commencement of any outstanding performance cycles commencing January 1, 2008 under the LRIP;
5.	The establishment of Mr. Brown’s target award at 350% of his eligible earnings for a long range incentive to be established by the Company;
6.	A grant of performance-based, premium-priced non-qualified stock options (the “Performance Options”) under the Motorola Omnibus Plan of 2006 (the “Omnibus Plan”) to Mr. Brown to acquire 679,348 shares of the Company’s common stock with an exercise price of $13.31, which is not less than the closing price for a share of the Company’s common stock on January 31, 2008. The expiration date of the Performance Options, subject to certain conditions, is January 31, 2018. Each tranche of Performance Options will vest only if the closing price of the Company’s common stock meets or exceeds the dollar amounts set forth below for at least ten trading days during any thirty consecutive trading days within the time periods set forth below:

Dollar Amount	Time Period	Amount Vested
$16.00 per share	February 1, 2008 through January 31, 2011	226,449

$20.00 per share	February 1, 2008 through January 31, 2013	226,449

$23.00 per share	February 1, 2008 through January 31, 2015	226,450

7.	A grant of 304,348 restricted stock units (“RSUs”) under the Omnibus Plan, which RSUs will vest in two equal installments on the thirty month and the sixty month anniversaries of the date of grant.
Amendment to Employment Agreement of Thomas J. Meredith
     On January 30, 2008, the Committee approved an amendment to the amended and restated employment agreement (the “Agreement”) between the Company and Thomas J. Meredith, the Company’s Acting Financial Officer and Executive Vice President. The amendment increased Mr. Meredith’s permitted use of the Company’s aircraft from 125 flight hours for personal use to 165 flight hours for personal use.
     The Committee also approved amendments to the Agreement and adopted amended forms of Mr. Meredith’s Stock Option Consideration Agreement and Restricted Stock Unit Award Agreement to incorporate the Company’s Policy Regarding Recoupment of Incentive Payments Upon a Financial Restatement (the “Policy”).
     Under the Policy, if the Company’s financial statements are required to be restated as a result of intentional misconduct by an executive officer, the independent directors may, based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted, to such executive officer on or after January 1, 2008. In addition, the independent directors may also seek to recoup any gains realized after January 1, 2008 in respect of equity-based awards, including stock options and restricted stock units, regardless of when issued. The Policy includes a number of conditions, including that (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) the executive officer in question engaged in the intentional misconduct, and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOTOROLA, INC.
	By:	/s/ Greg A. Lee
Greg A. Lee
Senior Vice President, Human Resources
Dated: February 5, 2008